January 16, 2007

Dear Shareholder,

Thank you for your continued participation in Myriad Entertainment and Resorts, Inc. (MYRA). We value your confidence and want to take this opportunity to share with you some important news about your investment.

As you may be aware, we recently began implementing a new business plan that enables Myriad to capitalize on opportunities to enhance the value of destinations and properties in high-potential growth markets through the creation of unique, world-class travel and leisure experiences. We are seeking to enhance shareholder value and are focusing our current efforts and resources on our revised vision for the development of the Myriad Tunica project - the Myriad Botanical Resort in Tunica County, Mississippi.

Over the last several months, our plans for this 500+ acre parcel have continued to evolve. Previously, the project called for a casino and convention resort anchored by a fully enclosed championship golf course. Today, our vision for the first phase of development has advanced to a comprehensive plan to develop a $1.62 billion world-class destination resort centered on gaming, conventions, retail and attractions, and leisure real estate.

Designed by Paul Ma, a world renowned creative designer for destination resorts and a member of our Board of Directors, the resort will be based on a botanical garden theme and will offer world-class facilities and amenities along with unique experiences and services. The first phase of our plan calls for the development of two casinos each with hotel, a major 600,000 square foot convention and exposition center with hotel, an 18-hole signature-design golf facility, a significant retail complex, a health club and spa, leisure real estate and attractions including botanical gardens, a water park, and an “Eye in the Sky” observatory. As part of a second phase of development, we are exploring several additional attractions and up to four additional casinos. As noted in the enclosed Clarion Ledger article, the state of Mississippi is focused on bringing new casino and convention resorts to the area and recently has launched various infrastructure improvements to support future resort developments. Our plans capitalize on many of the efforts underway in this region including upgrades to the Memphis and Tunica airports and the expansion of Interstate 69, which now allow travelers to drive from Memphis to the resort site in approximately 30 minutes.

To position Myriad for success and begin the process of transforming this vision into reality, we recently have undertaken several organizational, financial and development initiatives. Enclosed for your review is a summary of these strategic efforts.

We look forward to updating you on our progress in the near future. If you would like to receive news and updates from us via email, we ask that you complete and return the enclosed form. Updated information also will be available on our web site, www.myriadworldresorts.com. As always, please do not hesitate to contact us if you have additional questions or concerns.

Thank you for your continued support of Myriad Entertainment and Resorts, Inc.

Sincerely,

John Meeske, CEO	Nicholas A. Lopardo, Chairman of the Board

Strategic Initiatives Undertaken to Support the New Business Plan

New Management
New leadership and expertise has been brought to Myriad’s management team. In May 2006, John Meeske was nominated to the Board of Directors and, in July 2006, was appointed CEO. With more than 30 years of direct experience in the resort and hospitality industry, John’s professional career has largely been focused and dedicated toward the ownership, management, marketing, financing and repositioning of Destination Resorts & Clubs. The experience and expertise John has cultivated through his previous work with ClubCorp’s “ClubResorts” division and other ventures will be great assets as Myriad moves forward with the development of the Tunica resort. John replaces Scott Hawrelechko, the founder of Myriad, who stepped down from the role of CEO.

In August 2006, Nicholas A. Lopardo joined the company as Chairman of the Board. The past Chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company based in Massachusetts, Nick retired in December 2001 as Vice Chairman of State Street Corporation and Chairman and Chief Executive Officer of State Street Global Advisors (SSgA), the bank's investment management group. Under his leadership, the money-management arm of SSgA grew from $9 billion to $800 billion in assets. Nick’s proven ability and success in raising capital and build stockholder value coupled with his international experience will be instrumental as we work to fund the Myriad Tunica project and further expand Myriad Entertainment and Resorts, Inc.

Corporate Restructuring
In late 2006, Myriad increased its ownership position in Myriad Resorts of Tunica LLC (“Myriad Tunica”) from 33% to 99% of the limited liability company membership interests. Myriad Tunica is now a majority owned subsidiary of Myriad and, as a result, Myriad owns all of the land positions, casino positions, entitlements, designs, feasibility studies and appraisals. This controlling interest will allow us to better facilitate the funding and development of the Tunica project and build shareholder value.

Relocation of Headquarters
Given our priority to develop the Tunica site, we are in the process of relocating our corporate headquarters from Alberta, Canada to Memphis, Tennessee. Our new office will be located at 2565 Horizon Lake Drive, Suite 110, Memphis, Tennessee 38133. During this transition period, please contact John Meeske directly at (910) 987-5314 or email John at JohnMeeske@ResortsandClubs.com.

Development Activities
The Myriad development team and its outside engineers and consultants continue to work with local and state officials in Mississippi to secure the necessary entitlements, site approvals and building permits required to bring the Tunica project to life. We also continue to work with state authorities to explore grants and other opportunities to defray the costs associated with infrastructure improvements.